Exhibit 3.2

Business Entity - Filing Acknowledgement 01/16/2026 Work Order Item Number: W2026011601427-4979775 Filing Number: 20265451574 Filing Type: Amendment After Issuance of Stock Filing Date/Time: 1/15/2026 2:25:00 PM Filing Page(s): 4 Indexed Entity Information: Entity ID: E0310802006-1 Entity Name: RIDGEFIELD ACQUISITION CORP. Entity Status: Active Expiration Date: None Commercial Registered Agent Registered Agents Inc * (N) 732 S 6TH ST, STE R, Las Vegas, NV 89101, USA FRANCISCO V. AGUILAR Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE C. MURPHY HEBERT Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording 2250 Las Vegas Blvd North North Las Vegas, NV 89030 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Filed in the Office of Secretary of State State Of Nevada Business Number E0310802006-1 Filing Number 20265451574 Filed On 1/15/2026 2:25:00 PM Number of Pages 4

SEAL O FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) Time: 3:01pm PST (must not be later than 90 days after the certificate is filed) 4. Effective Date and Time: (Optional) Date: 01/15/2026 5. Information Being Changed: (Domestic corporations only) Changes to takes the following effect: 6. Signature: (Required) X X The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. ☐Articles have been added. ☐ Articles have been deleted. ☑ Other. The articles have been amended as follows: (provide article numbers, if available) 10,000:1 forward stock split. (attach additional page(s) if necessary) Signed by: Steven N. Brouson F284F4B Signature of Officer or Authorized Signer Chief Executive Officer Title Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 9/1/2023

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF RIDGEFIELD ACQUISITION CORP. Ridgefield Acquisition Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify: FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the consideration of the proposed amendment by the shareholders of the Corporation. The resolutions setting forth the proposed amendment are as follows: RESOLVED FURTHER, that in order to effectuate a split in the Corporation's common stock, the Board of Directors of the Corporation hereby declares it advisable that the Restated Articles of the Corporation be amended by deletion of the fourth paragraph of ARTICLE THIRD in its entirety and the insertion of the following in lieu thereof: "Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), as of the date immediately prior to the time this amendment becomes effective shall be, and is hereby, automatically reclassified and changed (without any further act) into ten thousand (10,000) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 10,000:1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued. The Corporation's authorized shares of common stock, each having a par value of $0.001 per share, shall not be changed." RESOLVED FURTHER, that in order to increase the Corporation's authorized capital stock, the Restated Articles of Incorporation be further amended by deletion of the first paragraph of ARTICLE THIRD in its entirety and the insertion of the following in lieu thereof: "The amount of the total authorized capital stock of this corporation is 75,000,000 shares consisting of 70,000,000 shares of common stock at $0.001 par value and 5,000,000 shares of preferred stock at $0.01 par value." SECOND: That thereafter said amendment was duly adopted by Written Consent of Shareholders holding more than a majority of the outstanding shares in accordance with Section 78.320 of the Nevada Revised Statutes. THIRD: That said amendment shall become effective at 6:01 p.m., Eastern Time, on January 15, 2026. IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer this 15th day of January, 2026.

RIDGEFIELD ACQUISITION CORP. Signed by: Steven N. Brousou By:A26885CF284F4BF Name: Steven N. Bronson Title: Chief Executive Officer

NEVADA STATE BUSINESS LICENSE RIDGEFIELD ACQUISITION CORP. Nevada Business Identification # NV20061663593 Expiration Date: 04/30/2026 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada. Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived. Certificate Number: B202601166423645 You may verify this certificate online at https://www.nvsilverflume.gov/home IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 01/16/2026. FRANCISCO V. AGUILAR Secretary of State